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                 March 2, 2023

       Mark Lashier
       Chief Executive Officer
       Phillips 66 Company
       Phillips 66
       2331 CityWest Blvd.
       Houston, TX 77042

                                                        Re: Phillips 66 Company
                                                            Phillips 66
                                                            Registration
Statement on Form S-4
                                                            Filed February 22,
2023
                                                            File No. 333-269921

       Dear Mark Lashier:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Cheryl Brown, Staff Attorney, at (202) 551-3905 or Mitchell Austin,
       Acting Legal Branch Chief, at (202) 551-3574 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Energy & Transportation
       cc:                                              Will Anderson, Esq.